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                                                                    EXHIBIT 23-I

                        CONSENT OF NORMAN P. BLAKE, JR.

                                                               February 12, 1998

    I hereby consent to being nominated as a director of The St. Paul Companies, Inc. ("St. Paul") as contemplated by and pursuant to the Agreement and Plan of Merger dated as of January 19, 1998 (as amended, the "Merger Agreement") by and among USF&G Corporation, St. Paul and SP Merger Corporation. I agree to serve in such capacity upon my nomination and election thereto, and consent to reference to such matters in the Joint Proxy Statement/Prospectus of St. Paul and USF&G Corporation or any other Proxy Statement of St. Paul.

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                                              /s/ NORMAN P. BLAKE, JR.
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                                                Norman P. Blake, Jr.
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